UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 4, 2004

                            CLASSIC BANCSHARES, INC.
             (Exact Name of Registrant as Specified in its Charter)

    Delaware                          0-27170                   61-1289391
-----------------------           ----------------            -------------
(State or Other Jurisdiction)   (Commission File No.)         (I.R.S. Employer
      of Incorporation)                                      Identification No.)


344 17th Street, Ashland, Kentucky                                   41101
----------------------------------                                   -----
(Address of Principal Executive Offices)                           (Zip Code)

Registrant's telephone number, including area code:  (606) 326-2801
                                                     --------------



                                 Not Applicable
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits
        ---------------------------------

     (a)  Financial Statements of businesses acquired. Not Applicable.

     (b)  Pro forma financial information. Not Applicable.

     (c)  Exhibits.

     The following Exhibit is attached as part of this report:

     99.1 Press Release of Classic Bancshares, Inc. dated June 4, 2004

Item 12. Results of Operations and Financial Condition
         ---------------------------------------------

     On June 4, 2004, Classic Bancshares, Inc. issued a press release relating to its earnings for the year ended March 31, 2004. The press release is attached as Exhibit 99.1 to this report.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                            CLASSIC BANCSHARES, INC.



DATE: June 4, 2004                      By: /s/ Lisah M. Frazier
                                            -----------------------------------
                                            Lisah M. Frazier, Chief Operations
                                            Officer and Chief Financial Officer

                                  EXHIBIT INDEX

   Exhibit No.                          Description

     99.1           Press Release of Classic Bancshares, Inc. dated June 4, 2004

FOR IMMEDIATE RELEASE

         For Additional Information Contact:
         David B. Barbour, President and Chief Executive Officer
         Lisah M. Frazier, Chief Operating Officer and Chief Financial Officer
         (606) 326-2800 Fax (606) 326-2801 www.classicbank.com

          CLASSIC BANCSHARES, INC. REPORTS RECORD FISCAL 2004 EARNINGS

     Ashland,  Kentucky,  -- June 4, 2004 -- Classic Bancshares,  Inc. (NASDAQ -
CLAS) reported net income of $3.6 million, or $2.43 per diluted share for the twelve months ended March 31, 2004 compared to net income of $2.9 million, or $2.32 per diluted share for the twelve months ended March 31, 2003. Net income for the fourth quarter ended March 31, 2004 was $971,000 or $.63 per diluted share compared to $749,000 or $.59 per diluted share for the fourth quarter ended March 31, 2003.

     The Company's assets increased approximately $91.5 million from $249.9 million at March 31, 2003 to $341.4 million at March 31, 2004. The growth in the period was primarily due to the acquisition of First Federal Financial Bancorp, Inc. completed on June 20, 2003. On the date of closing, First Federal had total assets of $72.1 million, net loans of $49.5 million and deposits of $56.7 million and the Company recorded goodwill and other intangibles of approximately $3.4 million in connection with the acquisition. Aside from the acquisition, the Company experienced asset growth of approximately $16.4 million. The growth for the twelve-month period was primarily in the loan portfolio, which increased approximately $70.3 million ($20.2 million exclusive of the loans acquired from First Federal). Investment securities increased by $14.0 million ($5.7 million exclusive of the acquisition). Deposits also increased by $70.1 million ($13.1 exclusive of the acquisition). Increased deposits were used to fund loan growth during the twelve-month period.

     Total non-performing assets represented .7% of total assets at March 31, 2004 compared to .5% at March 31, 2003. The increase reflects primarily non-performing loans, most of which consisted of residential loans acquired from First Federal. The Company recorded a provision for loan losses of $223,000 for the twelve-month period and net charge-offs of $874,000 for the twelve-month period and acquired an allowance from First Federal of approximately $885,000 resulting in an allowance for loan losses of $2.2 million at March 31, 2004. The allowance at March 31, 2004 was equal to 149.7% of total non-performing loans and .9% of total loans receivable.

     President and Chief Executive Officer David B. Barbour commented, "We are pleased to report our third consecutive year of record earnings coupled with important accomplishments during the year that will enhance near- and long-term prospects for the future. Our conservative business model continues to provide a framework for dealing with uncertain and rapidly changing economic times. The successful integration of our First Federal acquisition, coupled with organic growth, resulted in a $91.5 million increase in assets to $341.4 million."

     "Earnings per share of $2.43 for the year ending March 31, 2004, compared to $2.32 for the prior year end represents a 4.7% increase and emphasizes management's commitment to shareholder value through balance sheet management and strong asset quality. Despite the thrift like balance sheet acquired in the First Federal acquisition, management remains committed to pricing disciplines that resulted in only a moderate compression of our net interest margin that remains at levels that meets or exceeds our peers."

     Net interest income increased for both the twelve-month period and the fourth quarter. Net interest income increased $2.7 million for the twelve months ended March 31, 2004 compared to the same period in 2003 and $927,000 for the fourth quarter ended March 31, 2004 compared to the same period in 2003. The increases in net interest income were primarily due to a larger earning asset base as a result of the First Federal acquisition, purchases of securities, and internal growth in loans experienced during the twelve-month period.

     The Company's non-interest income grew for both the twelve-month period and the quarter. Non-interest income increased $461,000 for the twelve months ended March 31, 2004 compared to the same period in 2003 and $97,000 for the fourth quarter ended March 31, 2004 compared to the same period in 2003. Non-interest income increased primarily due to an increase in fees and service charges on deposit accounts as a result of a larger deposit base. Non-interest income also increased for the twelve months due to an increase in commissions earned on the origination of secondary market loans. Although these fees increased for the twelve months, fees earned from the origination of secondary market loans has begun to slow, decreasing the amount of commissions earned during the past two quarters and possibly in future periods. The Company's secondary market activity consists only of commissions earned from a third party originator and represents a small portion of the Company's non-interest income.

     Non-interest expense increased for both the twelve-month period and the quarter. Non-interest expense increased approximately $2.4 million for the twelve months ended March 31, 2004 as compared to the twelve months ended March 31, 2003 and $739,000 for the fourth quarter ended March 31, 2004 compared to the same period in 2003. The increase in non-interest expenses was due to an increase in salaries and employee benefits, an increase in occupancy and equipment expense, and an increase in supplies expense. All of these expenses increased primarily due to the acquisition of First Federal. Non-interest expenses also increased due to the increased costs related to incentive-based compensation programs and benefit plans, an increase in ESOP expense due to the increase in the average market price of the Company's stock, and an increase in legal and accounting fees.

     Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with nine branch offices located in Boyd, Carter, Greenup and Johnson counties in Kentucky and Lawrence County, Ohio.

     When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area including unemployment levels and plant closings, real estate values in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                             SELECTED FINANCIAL DATA

     The  following  table  sets  forth  selected   financial  data  of  Classic
Bancshares, Inc. as of March 31, 2004 and March 31, 2003 and for the three and twelve months ended March 31, 2004 and 2003.


                                                           March 31,              March 31,
                                                             2004                   2003
                                                                   (In Thousands)
Selected Financial Condition Data:
Total Assets                                                $ 341,430             $ 249,881
Cash and other interest bearing deposits
     with other financial institutions                          9,211                 8,148
Loans receivable, net                                         257,455               187,175
Securities available for sale                                  53,811                39,792
Goodwill and other intangible assets                            8,797                 5,555
Deposits                                                      260,241               190,155
Securities sold under agreement to repurchase                   9,168                 4,382
FHLB advances                                                  34,218                28,126
Stockholders' Equity                                           35,227                25,422





                                                             Three Months Ended                  Twelve Months Ended
                                                                  March 31,                           March 31,
                                                            2004             2003               2004            2003
                                                           ----------------------              ----------------------
                                                                                 (In Thousands)
Selected Operations Data:
Total interest income                                         $ 4,637         $ 3,544           $ 17,301        $ 14,205
Total interest expense                                          1,352           1,186              5,397           4,970
                                                        --------------    ------------        -----------    -------------
    Net interest income                                         3,285           2,358             11,904           9,235
Provision for loan losses                                          66             122                223             428
                                                        --------------    ------------        -----------    -------------
    Net interest income after provision
    for losses on loans                                         3,219           2,236             11,681           8,807
                                                        --------------    ------------        -----------    -------------
Fees and service charges                                          436             310              1,705           1,338
Gain on sale of securities                                         41              61                 43              72
Other noninterest income                                           75              84                388             265
                                                        --------------    ------------        -----------    -------------
    Total noninterest income                                      552             455              2,136           1,675
    Total noninterest expense                                   2,395           1,656              8,732           6,457
                                                        --------------    ------------        -----------    -------------
Income before income taxes                                      1,376           1,035              5,085           4,025
Income tax expense                                                405             286              1,460           1,104
                                                         --------------    ------------        -----------    -------------
    Net income                                                  $ 971           $ 749            $ 3,625         $ 2,921
                                                        ==============   =============       ============    =============

Basic earnings per share*                                       $0.69           $0.65              $2.67           $2.53
Diluted earnings per share*                                     $0.63           $0.59              $2.43           $2.32



                                                                At or for the                       At or for the
                                                             Three Months Ended                  Twelve Months Ended
                                                                  March 31,                          March 31,
                                                            2004             2003               2004            2003
                                                           -----------------------             -----------------------
Other Data:
Return on average assets (ratio of annualized
   net income to total average assets)                           1.1%            1.2%               1.2%            1.3%
Return on average equity (ratio of annualized
    net income to total average equity)                          11.2            11.9               11.4            12.2
Net interest margin** (Federal Tax Equivalent)                    4.4             4.5                4.3             4.5
Non-performing assets to total assets                             0.7             0.5                0.7             0.5
Allowance for loan losses to non-performing loans               149.7           155.7              149.7           155.7
Allowance for loan losses to loans receivable, net                0.9             1.0                0.9             1.0
Non-interest expenses/ Total revenues***                         61.4            58.0               60.5            57.1
Book value per share*                                          $25.08          $20.91             $25.08          $20.91
Tangible book value per share*                                 $18.81          $16.34             $18.81          $16.34
Total shares outstanding                                    1,404,839       1,216,035          1,404,839       1,216,035
Total weighted avg. shares outstanding for Diluted EPS      1,551,821       1,274,190          1,491,886       1,258,518
Number of full service offices                                     10               8                 10               8
Number of ATM locations                                            23              20                 23              20



* Per share information was adjusted for all periods presented to reflect the stock dividend paid on November 17, 2003.

** Net interest income (Federal Tax Equivalent) annualized divided by average earning assets.

***  Total  revenues  =  Net  interest   income   (Federal  Tax   Equivalent)  +
     non-interest income.